Exhibit 10.21

SILOM COMPLEX

OFFICE LEASE AGREEMENT

This Lease Agreement is made at Office No. 191 Silom Road, Kwaeng Silom, Khet Bangrak, Bangkok on July 28, 2008 between:

Lionbridge (Thailand) Ltd., represented by Mr. Kittiwat Rojanusorn and Mr. Andrew Ng Chong Yew, authorized directors, having principal place of business at Level 8, Zuellig House, 1 Silom Road, Kwaeng Silom, Khet Bangrak, Bangkok (hereinafter called “Lessee”); and

Silom Building and Service Co., Ltd, represented by Mr. Prateep Chirakit and Miss Srisamon Chirakiti, authorized directors, having principal place of business at No. 191 Silom Road, Kwaeng Silom, Khet Bangrak, Bangkok (hereinafter called “Lessor”).

Whereas, Lessor is the owner of Silom Complex Building located at No. 191 Silom Road, Kwaeng Silom, Khet Bangrak, Bangkok (hereinafter called the “Building”) and Lessee wishes to take on lease certain office unit situated therein for carrying on its business;

Now, therefore, the parties agree as follows:

1.	Lessor hereby leases to Lessee and Lessee agrees to take on Lease from Lessor unit 5, having an area of 159.34 square meters located on the 24th Floor of the Building as shown and marked in yellow in the Layout Plan attached hereto and formed a part hereof (hereinafter referred to as the “Demised Premises”) for a period of 3 Years commencing from October 1, 2008 and terminating on September 30, 2011.

Lessee hereby covenants and agrees to use the Demised Premises solely and exclusively as an office for carrying on the legitimate and good moral business only.

2.	Lessee agrees to pay Lessor the monthly rental of Baht 220 (Baht Two Hundred Twenty) per square meter per month, totalling Baht 35,054.80 (Baht Thirty Five Thousand Fifty Four and Eighty Satang) per month payable in advance within the 5th day of each calendar month at the Lessor’s office. On the date of signing this Agreement, Lessee agrees to pay the rental for the month of October 1-31, 2008, in the amount of Baht 35,054.80 (Baht Thirty Five Thousand Fifty Four and Eighty Satang) to Lessor.

3.	Lessee agrees to pay the value added tax arising from this Agreement which is payable in accordance with the laws, now or in the future, to the government agencies throughout the term of this Agreement by making payment of the amount of said tax to Lessor together with payment of the monthly rental.

4.	As security for performance of the Lessee’s obligations and as security for any damage which Lessee may incur on Lessor, Lessee agrees to deposit with Lessor on the date hereof a sum of Baht 105,164.40 (Baht One Hundred Five Thousand One Hundred Sixty Four and Forty Satang). After expiration of the Agreement (i) where Lessee has not terminated this Agreement prior to its term, (ii) without further renewal, (iii) Lessee has delivered the Demised Premises in good condition to Lessor and Lessor has accepted the delivery thereof, and (iv) Lessee has no payment obligations to Lessor, Lessor agrees to refund such security deposit to Lessee without interest within 30 days from the date the Lessor has accepted the delivery of the Demised Premises from the Lessee.

If Lessee fails to perform or observe any of its obligations and does not correct such failure within 7 days of notice or terminates this Agreement prior to its term or causes damage or disturbance to Lessor or to other persons, Lessor shall at any time or from time to time be entitled to deduct, set-off or withhold amounts of security deposit to the extent needed to compensate against the said damage. Upon deduction, set-off or withholding any amount from such security deposit by Lessor, Lessee shall make additional sum of security deposit to Lessor in the amount equal to the deficit sum of the above during existence of this Agreement within seven days upon demand from Lessor.

The above security deposit-shall not be deemed an advance payment of the rentals, Lessee hereby waives the right to claim that the said sum be applied, in whole or in part, as rentals.

5.	Lessee hereby covenants that it will strictly comply with the following terms and conditions:

5.1	Lessee and its dependants shall observe and comply with all rules, regulations and restrictions of Lessor relating to the Building and the surrounding premises; and shall also observe and comply with the announcements, rules, regulations, ordinances, decrees and laws enacted by government, municipality and officials concerned.

5.2	During the existence of this Agreement, Lessee shall not assign, demise, sublet or otherwise part with or share possession of the whole of the Demised Premises or any part thereof without the Lessor’s written consent.

5.3	Lessee or its dependants shall not use the Demised Premises as Laboratory or for preparation of food or as kitchen, and shall not reside on or permit any person to reside on the Demised Premises, whether temporarily or permanently, and Lessee and its dependants shall cease to occupy and vacate the Demised Premises in accordance with times specified by Lessor. If there is any necessity to use the Demised Premises beyond the specified times, prior written permission must be obtained from Lessor or its representatives.

5.4	Lessee shall not open the windows, except for cleaning purpose or in case of necessity or other reasonable cause, and shall immediately close the windows after cleaning or expiry of such necessity or cause.

5.5	Lessee shall maintain the Demised Premises in a clean and sanitary condition, free from dirt, rubbish, debris, noxious odors or disturbing noises. Disposal of the waste and garbage shall be made into the utility or place provided by Lessor.

5.6	For the security and good order purposes, if Lessee wishes to use security, cleaning, or decorating plants services, Lessee agrees to use such services only from-the contractors approved by Lessor and Lessor will provide at least two names of the approved contractors for each service.

5.7	Lessee hereby acknowledges that the Demised Premises is in good condition and free from any defects or damages for which Lessee has thoroughly inspected. Lessee shall use the Demised Premises with good care and for ordinary and usual purpose as the owner of the property would do to his own property. Lessee shall, at its own cost and expense, keep the Demised Premises in good repair and maintenance throughout the term of this Agreement, normal wear and tear excepted.

During the term of this Agreement, if any loss or damage occurred to the Demised Premises or accessories within or connected thereto and Lessee shall not have executed repair and made good the same within reasonable period of time, Lessor shall have the right to enter upon the Demised Premises and execute such repair and the cost and expense thereof shall be payable by Lessee promptly upon demand:

5.8

Lessee shall not alter the Demised Premises from its initial condition. If Lessee wishes to carry out interior decoration in such a way that the condition of the Demised Premises will be altered or fixtures or fittings will be made to the floor, walls or ceiling of the Demised Premises, Lessee must submit layout, plan and drawings for such interior decoration to Lessor for the Lessor’s approval in writing prior to carrying out such decoration. Lessee, its dependants or contractors shall carry out the decoration works carefully, not to create any nuisance, disturbance or damage to the Demised Premises or to the leased space of others. If there is any damage occurred from such decoration, Lessee shall, at its own costs and expenses, promptly repair the damage and restore the same to original condition. If Lessee fails to make good the damage within reasonable period of time, Lessor shall have the right to execute the repair where Lessee shall reimburse Lessor for all costs and expenses incurred for such repair.

Lessee shall not commit or permit or suffer anything to be done which may result in a change of electricity, lighting, air-condition, plumbing, drainage, waste disposal, fire fighting, security or any other systems installed or provided for in the Demised Premises at the date of delivery of the Demised Premises, unless prior written consent of Lessor shall have been obtained thereto.

5.9	Lessee shall not use the Demised Premises for sale or storage of goods, except for a limited amount of samples of the goods necessary for a display; shall not store or bring upon the Demised Premises any guns, bullets, materials or articles of a combustible, explosive, inflammable or dangerous nature, and shall not bring upon or place in the Demised Premises any material load in excess of 200 kilograms per square meter.

In case of doubt as to whether or not the weight of any material or article is exceeding the load mentioned in the foregoing paragraph, the opinion of the Lessor’s architect or surveyor shall be conclusive and final. And if there is any material or article having the load in excess of the aforesaid, Lessee shall remove such material or article from the Demised Premises without delay or within such time as specified by Lessor.

5.10	Lessee shall not do or permit or suffer anything to be done by reason whereof any insurance effected by Lessor on the Demised Premises may be rendered void or cancelled or whereby the rate of premium thereon may be increased, and to comply with all recommendations of the insurers with respect to the use of the Demised Premises.

5.11	Lessee may insure its properties in the Demised Premises, subject to the condition that upon Lessor’s request, Lessee shall furnish to Lessor details of insurance policy for the Lessee’s property insured in the Demised Premises.

5.12

Lessee and its dependants shall not create any act whatsoever which tend to be illegal or immoral or objectionable or cause any nuisance or disturbance to the Lessor or other persons, or do anything which may be hazardous to the Demised Premises or nearby premises or properties of Lessor, other tenants or other persons.

5.13	Lessee consents to the Lessor’s right in prohibiting any person, whether employee or customer of Lessee, from entering into the Demised Premises or Building, or in ejecting from the Demised Premises or Building if such person is deemed unsuitable with reasonable cause.

5.14	Lessee shall have leasehold right solely in the interior part of the Demised Premises, but shall not have any right in the exterior part thereof. Lessee shall not place any goods or other objects outside the Demised Premises.

5.15	Lessee shall not affix or erect name or advertisement boards or any materials on the exterior of the Demised Premises, except for name of Lessee in such form and size as approved by Lessor.

5.16	Lessee, its representatives, dependants or visitors shall not use passenger lifts for transportation of goods, materials or components of over weight or size other than such lifts as specifically provided for by Lessor.

6.	Lessor or its representatives shall have the right, during reasonable hours and with reasonable advance notice to Lessee, to enter upon and inspect the Demised Premises, and shall have the right to give recommendations and cautions on any acts which may constitute a breach of the Agreement or may cause damage with which Lessee or its dependants shall comply.

7.	During the term of the Agreement, Lessor shall have the right, during reasonable hours and with reasonable advance notice to Lessee (except in case of emergency), to enter upon for maintenance or installation of machinery, equipment, tools and accessories in the Demised Premises for the benefits of Lessee itself or for other lessees or Lessor with the least interruption to Lessee’s business operation and Lessee shall cooperate with Lessor therefor.

Lessor shall not be responsible to Lessee for any interruption or inconvenience due to the necessary installation, maintenance or other force majeure causes beyond the Lessor’s control as well as the acts of the personnel carrying out such works.

8.	Lessor shall not be responsible for any damages or injuries caused by the defects or malfunctions in the Demised

Premises, Building or any machinery, equipment, tools and accessories against property, life or body of Lessee, its agents, dependants or customers, except for those damages or injuries caused by gross negligence or willful misconduct of Lessor.

9.	In case the Demised Premises, or any part thereof, during the term of this Agreement be damaged and unusable by force majeure, fire, explosion or other risks (except where damage has been caused by the fault or negligence of Lessee or its dependants, customers), the rentals shall be pro rata shared according to the nature and extent of the damage which is unusable and which shall be mutually agreed upon until such damage shall have been repaired or made good to the same condition.

10.	Payment or making security deposit by cheques or other bills shall be deemed valid and made when Lessor has received cash thereunder.

In the event that Lessee shall be in default of making any payments hereunder to Lessor, Lessee agrees to pay a penalty to Lessor for the amount outstanding at the rate of 2% per month until full payment thereof shall have been made to Lessor, including all costs and expenses incurred to Lessor for collecting payments from Lessee.

11.	If Lessee shall be in default of making payment of rental, or any other money due and payable by Lessee to Lessor under this Agreement and/or any other agreement between Lessee and Lessor, or if Lessee shall be in default of any provisions herein, or the Demised Premises or property of Lessee shall be seized or attached, or bankruptcy petition shall have been filed against Lessee, or Lessee ceases to conduct its regular business or is prohibited from carrying on the business for a period of more than three consecutive days, or Lessee shall be wound up or enter into liquidation, then Lessor shall have the rights to stop providing electricity, water, air-conditioning, telephone or any other services, and the right to terminate this Agreement immediately by giving at least 15 days written notice thereof to Lessee, however, the Lessee has failed to remedy the same within the said period, then Lessor shall have the right to immediately enter into to repossess and take possession the Demised Premises and to remove all the Lessee’s properties from the Demised Premises, as well as to change the locks and keys to the Demised Premises or to close or otherwise block the entrance into or exit from the Demised Premises without any liability for any damages including civil actions or criminal offences all of the rights to which are hereby waived by Lessee.

Upon the exercise of the Lessor’s right of termination above, Lessor shall immediately be entitled to the security deposit forfeited under Clause 4 in its entirety and shall not affect the Lessor’s claims for any other damages under the provisions hereof or under the laws.

12.

In the event that Lessee shall have terminated this Lease Agreement prior to the term of lease without cause as provided for herein or by laws, or the Lease Agreement shall have been terminated prior to the term for any reason which is attributable to Lessee, Lessee shall be obliged to pay compensation for damages to Lessor monthly in the amount equal to the monthly rental as stated in Clause 2 hereof, payable monthly within the 5th day of each month commencing from the date of such termination until the expiry date of the lease as specified in Clause 1 above, or until the commencement date of a new lease agreement for the Demised Premises with a new tenant, whichever is earlier. In such event Lessor shall be entitled to withhold the remaining of the security deposit mentioned in Clause 4 above until Lessor shall have received payment for damages under this Clause 12 in full.

13.	In the event that Lessee wishes to renew the term of this Lease Agreement, Lessee shall give at least 150 (One Hundred Fifty) days written notice thereof to Lessor prior to the expiry date of the Lease Agreement. The agreements on the rates of rental or other service charges, including the new terms and conditions of the Lease Agreement shall be concluded and become final prior to the term of this Lease Agreement. Said agreements shall be the essence of the renewal of the lease. Notwithstanding anything herein contained, the foregoing paragraph shall not oblige Lessor to renew the Lease Agreement with Lessee. During 120 (One Hundred Twenty) days immediately preceeding the expiry date of the Lease Agreement, if Lessor and Lessee have not yet reached the agreement to renew the Lease Agreement in writing, Lessee will permit Lessor or Lessor’s agent to view the Demised Premises and show the same to prospective new tenants.

14.	Subject to the terms and conditions of Clause 15, upon the expiration of the term of this Lease Agreement or the non-renewal of the Lease Agreement or the termination of the Lease Agreement for whatever reason, Lessee shall move out, remove its properties and dependants, vacate the Demised Premises and deliver the Demised Premises in good repaired condition to Lessor within 7 days from the date of termination. If Lessee and its dependants fail to move out, remove its properties and dependants, and vacate the Demised Premises within said time by reason whereof Lessor shall be unable to take possession of the Demised Premises in good repaired condition within said 7 days, Lessee shall pay compensation for damages and penalty to Lessor at the rate of 100 (One Hundred) Baht per square meter per day until the date the Lessor has accepted the delivery of the repaired Demised Premises and Lessee shall forfeit and Lessor shall be entitled to retain the security deposits made with Lessor under this Agreement and Service Agreement (if any) and to claim for other damages.

In the event that the Lessee fails to repair and deliver the Demised Premises in good repaired condition to Lessor within said 7 (seven) days, the Lessor shall have the right to execute the repair and restoration of the

Demised Premises at the Lessee’s costs and expenses, Lessee shall pay compensation for damages and penalty to Lessor at the rate of 100 (One Hundred) Baht per square meter per day until the date the Lessor has completed the repair and restoration of the Demised Premises to the satisfaction of the Lessor. In addition, the Lessee shall forfeit and Lessor shall be entitled to retain the security deposits made with Lessor under this Agreement and Service Agreement (if any) and to claim for other damages.

15.	Upon termination of this Lease Agreement for whatever reasons, the Lessor shall have the following options:

15.1	to take possession of the Premises whereby the Lessee shall remove its furnitures and fixtures from and restore the Premises to the condition initially delivered normal wear and tear excepted at the Lessee’s own cost and expense, within the period of time specified in clause 14; or

15.2	to take possession of the Premises whereby the Lessee shall deliver the same in good repaired condition together with the furnitures, fixtures and fittings installed or provided therein by the Lessee without claims for any compensation therefor from the Lessor.

16.	No failure on the part of Lessor to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

17.	Any notice or communication in writing with Lessee if cannot be served by any reason, Lessee hereby consents to the Lessor’s posting such notice or communication at the Demised Premises and shall be deemed that the same has been duly received by and known to Lessee.

This Agreement is made in duplicate of identical tenors, one copy each is kept by Lessor and Lessee. Both parties have read and understand the provisions contained herein thoroughly and have caused this Agreement to be duly executed under seal (If any) in presence of witnesses.

(Signed)		Lessee
(Mr. Kittiwat Rojanusorn and Mr. Andrew Ng Chong Yew), Lionbridge (Thailand) Ltd.

(Signed)		Lessor
(Mr. Prateep Chirakiti and Miss Srisamon Chirakiti) Silom Building and Service Co., Ltd.

(Signed)		Witness
(Mrs. Napatsom Chanmuanpuak)

(Signed)		Witness
(Mrs. Ratchadakorn Natenoi),